Exhibit 99.1

PPG Industries, Inc. One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Vince Morales
412-434-3740

Limited chlor-alkali production resumes at PPG’s Lake Charles, La., chemicals complex

PITTSBURGH, Oct. 10, 2005 – PPG Industries has resumed limited chlor-alkali production at its Lake Charles, La., chemicals complex a little more than two weeks after Hurricane Rita struck southwestern Louisiana.

Kevin Sullivan, senior vice president, chemicals, said initial production rates are less than 25 percent of capacity, and the force majeure declared Sept. 26 for products manufactured at the complex remains in effect.

Sullivan added no date has been set for the resumption of full production.

“Today’s news sets the stage for bringing other manufacturing units in the integrated site on line, but progress is still contingent on the supply of basic raw materials from outside the complex and our customers’ ability to take product,” Sullivan said. “Steady progress is being made as the rest of southwestern Louisiana regains power and other key utilities.”

Sullivan said normal work schedules began today for most jobs at the Lake Charles complex. In addition, he said a limited number of shipments of product from inventory were made last week, using most major modes of transportation.

The Lake Charles complex shut down Sept. 22 when Hurricane Rita neared southwestern Louisiana.

Pittsburgh-based PPG is a world leader in production of chlorine, caustic soda and related chemicals for use in chemical manufacturing, pulp and paper production, water treatment, plastics production and many other products. The company also produces specialty chemicals as well as coatings, glass and fiber glass for global markets. Sales were $9.5 billion in 2004.